Exhibit 10.15

First Amendment to

TELA Bio, Inc. 2019 Employee Stock Purchase Plan

WHEREAS, TELA Bio, Inc., a Delaware Corporation (the “Company”) sponsors the TELA Bio, Inc. 2019 Employee Stock Purchase Plan (the “Plan”);

WHEREAS, pursuant to Section 19.8 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may, in its sole discretion, amend the Plan at any time and for any reason; and

WHEREAS, the Committee desires to amend the Plan as set forth below.

NOW THEREFORE, the Plan is hereby amended as follows, effective on the date hereof:

1.	The definition of “Eligible Employee” is restated as follows:

“Eligible Employee” means an Employee who (i) has been continuously employed by the Company or a Participating Subsidiary for at least one (1) year (or such other period, not to exceed two (2) years, as determined by the Committee prior to a particular Offering Period) and (ii) is customarily employed for at least twenty (20) hours per week and for more than five (5) months in any calendar year.  Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or from any Offering, within a manner permitted under Section 423 of the Code, Employees who are (x) “highly compensated employees” (within the meaning of Section 414(q) of the Code) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act, or (y) citizens or residents of a foreign jurisdiction where the grant of an option under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion.

2.	The definition of “Offering Period” is restated as follows:

“Offering Period” means (x) the six (6) month period starting on February 1 of each year and ending on July 31 of such year, and (y) the six (6) month period starting on August 1 of each year and ending on January 31 of the next year; provided that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months), the frequency of future Offering Periods, the start dates of future Offering Periods, and the end dates of future Offering Periods.

3.	The definition of “Purchase Price” is restated as follows:

“Purchase Price” means an amount equal to eighty-five percent (85%) (or such greater percentage, if determined by the Committee prior to a particular Offering

Period) of the lesser of (i) the Fair Market Value of a share of Common Stock on the Offering Date, and (ii) the Fair Market Value of a share of Common Stock on the Purchase Date; provided that, the Purchase Price per share of Common Stock will in no event be less than the par value of the Common Stock.

Except as set forth in this amendment, all other terms of the Plan remain unchanged.

IN WITNESS WHEREOF, this amendment has been executed by a duly authorized officer of the Company on the 18th day of January, 2023.

TELA BIO, INC.

By:	/s/ Antony Koblish
Antony Koblish
President & Chief Executive Officer